Contact:	Mark M. Rothleitner
Vice President
Investor Relations and Treasurer
410-716-3979

Roger A. Young
Vice President
Investor and Media Relations
410-716-3979

FOR IMMEDIATE RELEASE:  Monday, October 12, 2009

Subject:	Black & Decker Increases EPS Guidance for Third Quarter 2009

Towson, MD – The Black & Decker Corporation (NYSE: BDK) today announced that, as a result of better-than-expected sales, operating margin and tax rate, net earnings for the third quarter of 2009 are anticipated to be approximately $.91 per diluted share.  The Corporation’s previous guidance, issued in July, was for diluted EPS in the range of $.35-to-$.45.  The Corporation now expects to report a sales decline of 23% and operating margin of approximately 7.5% for the quarter.  A lower tax rate, due to certain favorable tax adjustments recognized in the third quarter, is expected to contribute approximately $.14 to EPS for the quarter versus the Corporation’s previous guidance.

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Nolan D. Archibald, Chairman and Chief Executive Officer, commented, “Sales were modestly better than we had anticipated, due largely to earlier-than-expected shipments during the quarter of promotional items in the U.S. industrial power tools and accessories business, which were previously anticipated to occur in the fourth quarter.  We also benefited from favorable currency translation.  Operating leverage on the incremental revenue in the quarter, combined with ongoing cost reduction initiatives and component cost deflation, resulted in margins above our expectations.  Our tax rate was also unexpectedly low due to favorable adjustments recognized in the quarter.  As we have indicated in the past, tax adjustments in a given quarter, both favorable and unfavorable, can cause significant variability in our tax rate in any interim period.  We will update our full-year guidance when we report results on October 22.”

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  By their nature, all forward-looking statements involve risks and uncertainties.  For a more detailed discussion of the risks and uncertainties that may affect Black & Decker’s operating and financial results and its ability to achieve the financial objectives discussed in this press release, interested parties should review the “Risk Factors” sections in Black & Decker’s reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Black & Decker is a leading global manufacturer and marketer of power tools and accessories, hardware and home improvement products, and technology-based fastening systems.

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